Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Food Technology Service, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  October 3, 2013

FORT ASHFORD HOLDINGS, LLC

By:	/s/ Frank Kavanaugh
	Name:	Frank Kavanaugh
	Title:	Managing Director

/s/ Gordon McGilton	/s/ Frank Kavanaugh
GORDON MCGILTON	FRANK KAVANAUGH